Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

FOR IMMEDIATE RELEASE

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

COMPLETES ACQUISITION OF HERLEY INDUSTRIES

SAN DIEGO, CA, March 30, 2011—Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading National Security Solutions provider, today announced the successful completion of its acquisition of Herley Industries, Inc. (NASDAQ: HRLY) at a price of $19.00 per share.  Kratos completed the acquisition through a cash tender offer and a subsequent short-form merger of an indirect wholly owned subsidiary with and into Herley.

As a result of the merger, all outstanding shares of Herley common stock not validly tendered and accepted for payment in the tender offer were converted into the right to receive $19.00 per share in cash, without interest and less any required withholding taxes. The depositary for the tender offer will mail to non-tendering stockholders materials necessary to exchange Herley stock certificates for such payment.  As a result of the Merger, Herley shares ceased trading on the NASDAQ Global Select Market.

Eric DeMarco, President and CEO of Kratos, said, “Herley is one of the premier technology, engineering and high-tech national defense focused electronics products businesses in the industry today.  With this acquisition, Kratos gains significant expertise in numerous established electronic attack and electronic warfare platforms, tactical missile systems, and strategic deterrence systems which complement our existing business in manned and unmanned aircraft, missile systems and certain other programs.  I want to personally welcome Rich Poirier, his management team, and the Herley employees to Kratos, where together we will continue our strategy of building the premier National Security products, solutions and services business in the industry today.”

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) is a specialized National Security business providing mission critical products, services and solutions for United States National Security priorities. Kratos’ core capabilities are sophisticated engineering, manufacturing and system integration offerings for National Security platforms and programs. Kratos’ areas of expertise include Command, Control, Communications, Computing, Combat

Systems, Intelligence, Surveillance and Reconnaissance (C5ISR), unmanned systems, cyber warfare, cyber security, information assurance, critical infrastructure security, and weapons systems sustainment. Kratos has primarily an engineering and technical oriented work force of approximately 3,900, the majority of which hold an active National Security clearance, including Secret, Top Secret and higher. The vast majority of Kratos’ work is performed on a military base, in a secure facility, or at a critical infrastructure location. Kratos’ primary end customers are United States Federal Government agencies, including the Department of Defense, classified agencies, intelligence agencies and Homeland Security related agencies.  News and information are available at www.kratosdefense.com.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Stockholders of Herley are urged to read the relevant tender offer documents and all amendments thereto because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. Kratos and its acquisition subsidiary have filed a tender offer statement on Schedule TO with the SEC and Herley has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer described in this press release. Any offers to purchase or solicitations of offers to sell will be made only pursuant to such tender offer statement. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and all amendments thereto and the related solicitation/recommendation statement and all amendments thereto contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully by Herley’s stockholders before they make any decision with respect to the tender offer. Such materials will be made available to Herley’s stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s Web site: www.sec.gov and may also be obtained by directing a request to the Corporate Secretary of Kratos Defense & Security Solutions, Inc., at (858) 812-7300.